Exhibit 99.1

Frances W. Preston Joins Bionovo's Board of Directors

EMERYVILLE, Calif., March 15 /PRNewswire-FirstCall/ -- Bionovo Inc. (OTC Bulletin Board: BNVI.OB) has appointed Frances W. Preston to the company's Board of Directors. The addition of Ms. Preston expands the Board to five members and further strengthens the company's base of business experts who can help advance the company's future growth.

Ms. Preston is the non-salaried president of the T.J. Martell Foundation for Leukemia, Cancer and AIDS Research. In 1992 she received the charity's Humanitarian Award. Her involvement led to the creation of the Frances Williams Preston Research Laboratories at the Vanderbilt-Ingram Cancer Center in Nashville.

For more than 15 years, Ms. Preston had served as CEO and President of Broadcast Music, Inc. (BMI). Under her leadership BMI's revenues grew more than three times, to over $673 million. She is also nationally prominent in political circles, and has served on President Jimmy Carter's Panama Canal Study Committee, the Commission for the White House Record Library, and Vice President Albert Gore Jr.'s National Information Infrastructure Advisory Council.

"We are honored that a woman of Ms. Preston's caliber has agreed to join our Board of Directors. Her knowledge and expertise in both business and cancer research and care will complement BioNovo's current Board," said Isaac Cohen, chief executive officer of BioNovo.

Bionovo, Inc.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company is working simultaneously on two distinct discovery approaches, one focusing on pro-apoptotic agents for cancer and a second, in the area of selective estrogen receptor modulators (SERMS) to treat severe menopausal symptoms. The company's lead candidate drug, MF101 is in Phase 2 clinical testing and a second drug, BZL101, designed to treat advanced breast cancer is ready to enter Phase 2. The company is developing its products in close collaboration with leading U.S. academic research centers including the University of California, San Francisco; University of Colorado Health Sciences Center; University of California, Berkeley; and the University of Texas, Southwestern. For further information please visit: www.bionovo.com.

Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.